Exhibit 10.16

                               GOHEALTH.MD, INC.
                              CONSULTING AGREEMENT

     THIS AGREEMENT made on this the 20th day of April 2000, between GOHEALTH.MD, INC., a Delaware corporation ("Company ") whose principal place of business is located at 2051 Springdale Road, Cherry Hill, New Jersey and JOEL JOHNSTON ("Consultant") whose address is P.O. Box 2032, Davidson, North Carolina, 28036.

     IN CONSIDERATION of their mutual promises set forth below, and for other good and valuable consideration, the Company hereby engages Consultant as an independent contractor at this time, and for other valuable consideration, receipt of which is hereby acknowledged, Consultant hereby covenants and agrees with the Company as follows, and Consultant hereby intends to be legally bound by the following:

     1. Work and Compensation. Consultant shall personally create for the Company the Work described in Exhibit "A" for the compensation set forth in Exhibit "B". Consultant understands that the compensation set forth in Exhibit "B" is the total compensation for its services in creating the Work and that Consultant shall not receive royalties of any kind at any time.

     2. Ownership of Work and Rights in Work. Consultant hereby assigns to the Company and its successors and assigns all of its right, title, interest and ownership in the Work, including but not limited to copyrights, trademarks, patents, and trade secret rights and the rights to secure any renewals, reissues, and extensions thereof. Consultant understands that the Company may register the copyright and other rights in the Work in the Company's name. Consultant hereby agrees to sign such applications, documents, assignment forms and other papers as the Company requests from time to time to further confirm this assignment. Consultant further understands that the Company has full, complete and exclusive ownership of the Work. Consultant agrees not to use the Work for the benefit of anyone other than the Company, without the Company's prior written permission.

     3. Work Made for Hire. Consultant understands and agrees that the Work is a "work made for hire" as defined by the laws of the United States regarding copyrights.

     4. Confidentiality. Consultant will not at any time do or attempt to do any of the following, either directly or indirectly: Disclose, use or communicate to any person, firm, or Company any trade secrets, confidential information or any other information concerning the business, products, services, prices, suppliers, finances or operations of the Company.
Consultant agrees to treat such information at all times as confidential. Consultant further agrees that each of the following are trade secrets of the Company, are confidential information, are proprietary to the Company, and are owned exclusively by the Company, and that the disclosure of any of the following would be harmful and damaging to the Company's business:

     A. Customer names and addresses, customer lists, customer histories, customer information reports, any other customer information, sales techniques, pricing methods, prices, price lists, tester's names and addresses, supplies, suppliers' names and addresses, supplier and supply lists, advertising, advertising copy and programs, endorsers' names and addresses, inventory, inventory lists, sales reports, financial statements and reports, operating statements, advertisements, employees' names and addresses, independent contractors' names and addresses, employee lists, independent contractor lists, computer programs, computer software, printouts, backups, computer disks and diskettes, and computer databases.

     B. All information relating to the Work being performed by me under this Agreement, regardless of its type or form, including this Agreement and all attachments to this Agreement.

     C. Ideas, concepts, designs and plans which are specifically involved with products created, designed, enhanced or sold by the Company and which are not otherwise known to the public.

This itemization of trade secrets is not exclusive; there may be other information that is included within this covenant of confidentiality. This information is confidential whether or not it is expressed on paper, disk, diskette, magnetic media, optical media, monitor, screen, or any other medium or form of expression. The protection Consultant promises to the Company includes more than nondisclosure and nonuse of trade secrets and confidential information, which are protected by law without this Agreement.

     5. Documents Belong to Company. Consultant agrees that all books, papers, records, lists, files, forms, reports, accounts, documents, manuals, handbooks, instructions, computer programs, computer software, computer disks and diskettes, printouts, backups, and computer databases relating in any manner to the Company's business, products, services, programs, software, prices, vendors, suppliers or customers, whether prepared by me or anyone else, are the exclusive property of the Company. In addition, all papers, notes, data, reference material, documentation, programs, diskettes (demonstration or otherwise), magnetic media, optical media, printouts, backups, and all other media and forms of expression that in any way include, incorporate or reflect any trade secrets or confidential information of the Company (as defined above) are the exclusive property of the Company. Consultant shall immediately return said items to the Company upon termination of its engagement or earlier at the Company's request at any time.

     6. Not Solicit Customers, Suppliers, Advertisers, Contractors or Employees. Consultant will not do or attempt to do any of the following in the United States of America or Canada, either directly or indirectly, during its engagement or during the period of two (2) years after its engagement terminates: solicit, employ, call upon, compete for, sell to, divert, or take away any of the customers, suppliers, endorsers, advertisers, contractors or employees of the Company.

     7. Non-Compete. Consultant will not do or attempt to do any of the following in the United States of America or Canada, either directly or indirectly, during its engagement or during the period of two (2) years after its engagement terminates: (a) compete against the Company; or (b) own, manage, be employed by, be engaged by, work for, consult for, be an officer or director or partner or manager or employee of, advise, represent, engage in, or carry on any business that competes against the Company.

     8. Remedies. Consultant agrees that this Agreement is important and gravely affects the effective and successful conduct of the business of the Company and affects its reputation and goodwill. Consultant agrees that this Agreement is not contrary to the public health, safety or welfare. Consultant agrees that, in case of breach of this Agreement, it shall be conclusively presumed that irreparable injury would result to the Company and there would be no adequate remedy at law. The Company is entitled to obtain temporary and permanent injunctions to enforce this Agreement. The Company is entitled to damages for any breach of the injunction, including but not limited to compensatory, incidental, consequential, exemplary, punitive and lost-profits damages.

     9. Independent Contractor Relationship. Consultant is in business as a corporation and its tax identification number is set forth below with its signature. Consultant is an independent contractor and not an employee, servant, agent, partner or joint venturer of the Company. The Company shall determine the work to be done by Consultant, but Consultant shall determine the legal means by which Consultant accomplishes the work specified by the Company. Consultant shall set its own daily hours of work, and Consultant shall furnish its own place of work and its own tools and equipment. The Company is not responsible for withholding, and shall not withhold, FICA or other employment taxes of any kind from any payments which it owes Consultant. The Company shall issue Consultant a 1099 rather than a W-2 form. Consultant is not entitled to receive any benefits which employees of the Company are entitled to receive, and Consultant shall not be entitled to workers' compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of its work for the Company. Consultant shall maintain its own occupational licenses. Consultant shall furnish the Company with current certificates and proofs of payment that Consultant has coverage for workers' compensation insurance, general liability insurance, motor vehicle insurance and such other insurance as the Company may require of Consultant from time to time.

     10. Representations.  Consultant hereby represents and agrees that:
Consultant has the right to enter into this Agreement; its engagement with the Company does not violate any other contract or covenant that Consultant has made with any other person, firm or entity.

     11. Term. This Agreement is effective as of the date Consultant began performing services for the Company and shall continue in effect until canceled by either party upon two (2) day written notice to the other party.

     12. Miscellaneous. Wherever used in this Agreement, the phrase "directly or indirectly" includes, but is not limited to, acting through its wife, children, parents, brothers, sister, or any other relatives, friends, trustees, agents or associates. The word "customer" includes each of the following: anyone whose name appears on a customer list, report, or computer database of the Company; anyone to whom Company has sold or exchanged any goods or services during the previous ten (10) years. The word "Consultant" refers to the undersigned individual or company. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. The Company may waive a provision of this Agreement only in a writing signed by an officer of the Company and specifically stating what is waived. The rights of the Company under this Agreement may be assigned, but Consultant may not assign its rights or obligations under this Agreement. The title of this Agreement and the paragraph headings of this Agreement are not substantive parts of this Agreement and shall not limit or restrict this Agreement in any way. This Agreement is not a contract for future employment or future engagement and does not change the fact that its engagement may be terminated at any time by either Consultant or the Company. This Agreement survives after its engagement terminates. No change, addition, deletion or amendment of this Agreement shall be valid or binding upon Consultant or the Company unless in writing and signed by Consultant and the Company. This Agreement supersedes and replaces any other agreement between the Company and Consultant. If a court of competent jurisdiction finally determines this noncompete covenant to be unreasonable, then said court may reduce the term of years or the geographical range, or both, so as to be reasonable. This Agreement shall be governed by New Jersey law. The parties agrees that the United States, New Jersey, is proper venue for any action arising out of this Agreement. The prevailing party in any litigation, arbitration or mediation relating to this Agreement shall be entitled to recover its reasonable attorneys fees from the other party for all matters, including but not limited to appeals.

     IN WITNESS WHEREOF, the parties have signed this agreement as of April 20th, 2000.

Company: GoHealth.MD,Inc                 Consultant: Joel Johnston

By: /s/ Leonard F. Vernon                By: /s/ Joel Johnston
Name: Leonard F. Vernon                  Name: Joel Johnston
Title: President                         Title: Consultant
Date: April 20th , 2000                  Date: April 20th , 2000

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EXHIBIT A

to Consulting Agreement

Description of Work:

A. To develop a search engine for the website Healthsites.com and other development work.

Specifications: As to be determined

Schedule of Work: To be determined by the parties.

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EXHIBIT "B"

to Consulting Agreement

Compensation:

     Compensation:

     * Consultant shall be paid at a rate of $7,800 a month for actual time worked after the date this Agreement is signed, based on invoices submitted every thirty (30) days, which shall be paid within fifteen (15) days after being submitted. Failure of the company to pay any invoices within forty five(45)days s submission shall constitute a breach of the Agreement and render the entire Agreement, any and all provisions of the Agreement void.

     *     Stock compensation:
       a. Consultant shall receive the number of shares of common stock of the Company with piggyback registration rights, on the dates set forth below provided that this Agreement has not been terminated by either party prior to such date:

            *  25,000 shares on the signing of the agreement
          ii.  25,000 shares on June 1st , 2000
         iii.  25,000 shares on July 1st , 2000
          iv.  25,000 shares on October 1st, 2000
           v.  25,000 shares on November 1st, 2000
          vi.  25,000 shares on December 1st, 2000
         vii.  25,000 shares on January 1st, 2001
        viii.  25,000 shares on February 1st, 2001

Expenses Paid By Company:

     - Company shall agree to reimburse the Consultant for the following travel expenses:

         -Airfare relating to travel as agreed upon in writing in advance by the Company at the coach rate and up to $1,000.00 per month. .

         -          Any and all other travel expenses associated with the work

         -Telephone bills associated with the work

         -Software and Hardware associated with the work

         -Any other expenses that have been approved y the company

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